FOR IMMEDIATE RELEASE McCORMICK REPORTS RECORD SALES GROWTH IN 2021 AND PROVIDES OUTLOOK FOR 2022 HUNT VALLEY, Md., January 27, 2022 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter and fiscal year ended November 30, 2021. • For fiscal year 2021, sales rose 13% from the prior year. In constant currency, the Company grew sales 11% driven by strong growth in both the Consumer and Flavor Solutions segments. Earnings per share increased to $2.80 from $2.78 in 2020. Adjusted earnings per share rose 8% to $3.05 from $2.83. • For the fourth quarter, sales increased 11% from the year-ago period. In constant currency, the Company grew sales 10% driven by strong growth in both segments. Earnings per share decreased to $0.73 from $0.74. Adjusted earnings per share increased 6% to $0.84 from $0.79. • For fiscal year 2022, McCormick expects to increase year-on-year sales by 3% to 5%, or 4% to 6% in constant currency. The Company projects earnings per share to be $3.07 to $3.12 in fiscal year 2022, compared to $2.80 in 2021. Adjusted earnings per share is expected to be $3.17 to $3.22, compared to $3.05 in 2021 driven by significant expected operating income growth, partially offset by a higher projected effective tax rate. Chairman, President & CEO's Remarks Lawrence E. Kurzius, Chairman, President and CEO, stated, “In 2021, we remained focused on growth, performance, and people, driving another year of strong results. We drove record sales growth by executing on our long-term strategies, actively responding to changing consumer behaviors, and capitalizing on new opportunities, all while remaining forward looking in the challenging global environment. "We grew sales 13% in 2021 to $6.3 billion. Notably, on a two-year basis, we grew sales 18%, reflecting our robust and sustained growth momentum in both of our segments. We also had outstanding contributions from our Cholula and FONA acquisitions and have created value, achieved synergies, and delivered results according to our plans. The breadth and reach of our global flavor portfolio continue to meet the growing demand for flavor around the world and drive differentiated growth. The profit driven by our strong sales growth in 2021 was tempered by higher inflation and broad-based supply chain challenges. We expect to successfully manage through this inflationary environment as we have in the past, using pricing and other levers to fully offset cost pressures over time. Our 2021 operating performance again proves the strength of our business model, the value of our products and capabilities, and the resilience of our employees. We are beginning 2022 from a position of strength. “We are capitalizing on the sustained shift to cooking more at home, increased digital engagement, clean and flavorful eating, and trusted brands. These long-term trends were in place before the pandemic, and we are confident they will persist beyond the pandemic. The strategic investments that we have made, including in our supply chain resiliency and brand marketing, provide a foundation for long-term, sustainable growth while enhancing our agility and our relevance with our consumers and customers. We are confident in our robust sales growth momentum and our ability to successfully navigate through the continuing challenges of the dynamic global environment. Our fundamentals, momentum, and growth outlook are stronger than ever, positioning us well to deliver another year of strong performance in 2022. We have a strong foundation and remain focused on the long-term goals, strategies, and values that have made us so successful. “I want to recognize McCormick employees around the world as the collective power of our people drives our momentum and success. With our vision to stand together for the future of flavor and our relentless focus on growth, performance, and people, we are confident our strategies will enable us to become even better positioned to drive future growth and build long-term value for our shareholders.” Fourth Quarter 2021 Results McCormick reported an 11% sales increase in the fourth quarter from the year-ago period, including a 1% favorable impact from currency. Sales from Cholula and FONA, acquired in November 2020 and December 2020, respectively, contributed 4% to the sales increase. Both the Consumer and Flavor Solutions segments delivered strong growth with contributions from higher volume and pricing, new products, and acquisitions. Consumer segment sales grew 10%, including a 1% favorable impact from currency, on top of 6% growth in the fourth quarter of 2020. Flavor Solutions segment sales increased 14%, including a 2% favorable impact from currency, on top of 3% growth in the fourth quarter of 2020. Higher cost inflation, partially offset by pricing and cost savings led by the Company's Comprehensive Continuous Improvement (CCI) program, resulted in a decline in gross profit margin of 180 basis points, or 150 basis points excluding special charges. Operating income was $276 million in the fourth quarter of 2021 compared to $275 million in the year-ago period. This increase included $31 million of special charges versus $3 million in the fourth quarter of last year and $2 million of transaction and integration expenses related to the acquisitions of Cholula and FONA versus $12 million in the fourth quarter of last year. Excluding special charges, as well as transaction and integration costs, adjusted operating income grew 6%, with minimal impact from currency, to

$309 million in the fourth quarter compared to $290 million in the year-ago period. This increase was driven by the favorable impact of higher sales and CCI-led cost savings, partially offset by the impact of higher cost inflation. Earnings per share was $0.73 in the fourth quarter of 2021 compared to $0.74 in the fourth quarter of 2020. Special charges and transaction and integration expenses lowered earnings per share by $0.11 in the fourth quarter of 2021 and $0.05 in the fourth quarter of 2020. Excluding these impacts, adjusted earnings per share was $0.84 in the fourth quarter of 2021 compared to $0.79 in the year-ago period. This 6% increase in adjusted earnings per share was driven primarily by higher sales, partially offset by higher cost inflation. Fiscal Year 2021 Results McCormick reported a 13% sales increase in 2021 compared to 2020, including a 2% favorable impact from currency. Sales from Cholula and FONA contributed 4% to the sales increase. Consumer segment sales grew 9%, or 7% in constant currency, driven by consumers' sustained preference for cooking more at home, fueled by the Company's brand marketing, strong digital engagement and new products, as well as acquisition growth. Flavor Solutions segment sales increased 19%, or 16% in constant currency, driven by incremental sales from acquisitions and growth driven equally from packaged food and beverage companies, as well as restaurant and other food service customers. Gross profit margin declined 160 basis points versus the year-ago period and adjusted gross profit margin, excluding special charges and transaction and integration expenses, declined 140 basis points. This decline was driven by higher cost inflation, partially offset by pricing and cost savings led by the Company's CCI program. Operating income was $1.02 billion in 2021 compared to $1.00 billion in the prior year. This increase was driven by higher sales partially offset by gross margin compression and strategic investment spending, as well as higher special charges and transaction and integration expenses. In fiscal 2021, the Company recognized $51 million of special charges versus $7 million in 2020 and $35 million of transaction and integration expenses related to the acquisitions of Cholula and FONA versus $12 million in 2020. Excluding special charges, as well as transaction and integration expenses, adjusted operating income grew 8% to $1.10 billion compared to $1.02 billion in the year-ago period, or 6% in constant currency. Earnings per share was $2.80 in 2021 compared to $2.78 in the prior year. The net impact of special charges, transaction and integration expenses, including an unfavorable income tax expense impact from a discrete item related to the acquisition of FONA, and the gain on the sale of the Company's minority stake in Eastern Condiments Private Ltd (Eastern) lowered earnings per share by $0.25 in 2021. Special charges and transaction and integration expenses lowered earnings per share by $0.05 in 2020. Excluding these impacts, adjusted earnings per share grew 8% to $3.05 in 2021 compared to $2.83 in 2020, driven primarily by higher adjusted operating income. Net cash provided by operating activities was $828 million in 2021 compared to $1.04 billion in 2020. The decrease was primarily due to the higher use of cash associated with working capital, including higher inventory levels to support increased demand and mitigate supply and service issues, and the payment of transaction and integration costs. Fiscal Year 2022 Financial Outlook McCormick’s broad and advantaged global flavor portfolio enables the Company to meet the rising demand for flavor around the world. The Company is capitalizing on the growing consumer interests in healthy and flavorful cooking, digital engagement, trusted brands, and purpose-minded practices. McCormick is sustainably positioned to continue on its growth trajectory through its alignment with consumer trends, the breadth and reach of its portfolio, and its effective growth strategies. In 2022, the Company expects to grow sales by 3% to 5% compared to 2021, which in constant currency is 4% to 6%. McCormick expects sales growth to be driven by brand marketing, new products, category management and differentiated customer engagement, as well as pricing actions, which in conjunction with cost savings, are expected to offset anticipated inflationary pressures. Operating income in 2022 is expected to grow by 13% to 15% from $1.02 billion in 2021. The Company anticipates integration expenses related to the FONA acquisition of approximately $3 million in 2022. In addition, McCormick expects approximately $30 million of special charges in 2022 that relate to previously announced organization and streamlining actions. Excluding the impact of integration expenses as well as special charges in 2022 and 2021, adjusted operating income is expected to increase 7% to 9%, which in constant currency is 8% to 10%. McCormick projects 2022 earnings per share to be in the range of $3.07 to $3.12, compared to $2.80 of earnings per share in 2021. The Company expects integration expenses, as well as special charges, to lower earnings per share by $0.10 in 2022. Excluding these impacts, the Company projects 2022 adjusted earnings per share to be in the range of $3.17 to $3.22, compared to $3.05 of adjusted earnings per share in 2021, which represents an expected increase of 4% to 6%, or in constant currency 5% to 7%. This reflects strong operating growth, partially offset by a 3% headwind from an anticipated increase in the Company's projected adjusted effective tax rate. For fiscal 2022, the Company expects strong cash flow and anticipates returning a significant portion to shareholders through dividends. Business Segment Results Consumer Segment (in millions) Three months ended Twelve months ended 11/30/2021 11/30/2020 11/30/2021 11/30/2020 Net sales $ 1,123.6 $ 1,023.7 $ 3,937.5 $ 3,596.7 Operating income, excluding special charges, transaction and integration expenses 250.4 220.7 804.9 780.9

Consumer segment sales increased 10% from the fourth quarter of 2020, which includes a 2% increase from the Cholula acquisition. In constant currency, sales increased 9% driven by the Americas and Asia/Pacific regions. • Consumer sales in the Americas rose 13% compared to the fourth quarter of 2020, with minimal impact from currency. The increase included a 3% contribution from the Cholula acquisition and broad-based growth across the branded portfolio. • Consumer sales in Europe, Middle East and Africa (EMEA) declined 5% compared to the year-ago period, with minimal impact from currency. Sales declined due to lapping substantially higher demand in the year-ago period. • Consumer sales in the Asia/Pacific region increased 16% compared to the year-ago period, or 11% in constant currency. This increase was driven by the recovery of demand compared to the year-ago period for products related to away-from-home consumption, as well as higher sales of cooking at-home products across the region. Consumer segment operating income, excluding special charges and transaction expenses, increased 14% to $250 million in the fourth quarter of 2021 compared to $221 million in the year-ago period. In constant currency, Consumer operating income increased 13%. Higher sales, CCI-led cost savings and a planned reduction in brand marketing more than offset higher cost inflation. Flavor Solutions Segment (in millions) Three months ended Twelve months ended 11/30/2021 11/30/2020 11/30/2021 11/30/2020 Net sales $ 606.7 $ 534.2 $ 2,380.4 $ 2,004.6 Operating income, excluding special charges, transaction and integration expenses 58.3 69.5 296.6 237.9 Flavor Solutions segment sales increased 14% compared to the fourth quarter of 2020, with the FONA and Cholula acquisitions contributing 7% to the increase. In constant currency, sales increased 12% led by the Americas and EMEA regions. • In the Americas, Flavor Solutions sales rose 14% from the year-ago period, or 13% in constant currency. The increase was driven by an 11% contribution from the FONA and Cholula acquisitions as well as continued growth with packaged food and beverage companies and higher sales to branded foodservice customers. • Flavor Solutions sales in EMEA increased 19% compared to the fourth quarter of 2020, or 16% in constant currency. Strong growth with quick service restaurants and branded foodservice customers combined with higher sales to packaged food and beverage companies drove the increase.

• Flavor Solutions sales in the Asia/Pacific region grew 4% compared to the fourth quarter of 2020. In constant currency, sales increased 1%. This increase was driven by higher sales to quick service restaurants, partially impacted by the timing of customers' promotional activities. Flavor Solutions segment operating income, excluding special charges and transaction expenses, declined 16% to $58 million in the fourth quarter of 2021 compared to $70 million in the year-ago period. In constant currency, Flavor Solutions operating income decreased 15% driven by higher cost inflation and unfavorable product mix with a partial offset from higher sales and CCI-led cost savings. Non-GAAP Financial Measures The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income tax expense, adjusted income tax rate, adjusted net income and adjusted diluted earnings per share. These represent non- GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. These financial measures exclude the impact, as applicable, of the following: Special charges – In our consolidated income statement, we include a separate line item captioned “Special charges” in arriving at our consolidated operating income. Special charges consist of expenses associated with certain actions undertaken by the Company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected savings) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an ongoing basis through completion. Transaction and integration expenses associated with the Cholula and FONA acquisitions – We exclude certain costs associated with our acquisitions of Cholula and FONA in November and December 2020, respectively, and their subsequent integration into the Company. Such costs, which we refer to as “Transaction and integration expenses”, include transaction costs associated with each acquisition, as well as integration costs following the respective acquisition, including the impact of the acquisition date fair value adjustment for inventory, together with the impact of discrete tax items, if any, directly related to each acquisition. Income from sale of unconsolidated operations – We exclude the gain realized upon our sale of an unconsolidated operation in March 2021. The sale of our 26% interest in Eastern Condiments Private

Ltd resulted in a gain of $13.4 million, net of tax of $5.7 million. The gain is included in Income from unconsolidated operations in our consolidated income statement. We believe that these non-GAAP financial measures are important. The exclusion of the items noted above provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends. These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data) Three Months Ended Year Ended 11/30/2021 11/30/2020 11/30/2021 11/30/2020 Gross profit $ 702.9 $ 660.7 $2,494.6 $ 2,300.4 Impact of transaction and integration expenses included in cost of goods sold (1) — — 6.3 — Impact of special charges included in cost of goods sold (2) 4.7 — 4.7 — Adjusted gross profit $ 707.6 $ 660.7 $2,505.6 $ 2,300.4 Adjusted gross profit margin (3) 40.9% 42.4% 39.7% 41.1 % Operating income $ 276.2 $ 274.9 $1,015.1 $ 999.5 Impact of transaction and integration expenses in cost of goods sold (1) — — 6.3 — Impact of other transaction and integration expenses (1) 2.0 12.4 29.0 12.4 Impact of special charges included in cost of goods sold (2) 4.7 — 4.7 — Impact of other special charges (2) 25.8 2.9 46.4 6.9 Adjusted operating income $ 308.7 $ 290.2 $1,101.5 $ 1,018.8 % increase versus year-ago period 6.4% 8.1 % Adjusted operating income margin (3) 17.8% 18.6% 17.4% 18.2 % Income tax expense $ 57.2 $ 57.5 $ 192.7 $ 174.9 Impact of transaction and integration expenses (1) 0.4 1.9 (2.7) 1.9 Impact of special charges (2) 2.2 0.9 7.1 2.1 Adjusted income tax expense $ 59.8 $ 60.3 $ 197.1 $ 178.9 Adjusted income tax rate (4) 21.3% 22.9% 20.1% 19.9 % Net income $ 197.4 $ 200.7 $ 755.3 $ 747.4 Impact of transaction and integration expenses (1) 1.6 10.5 38.0 10.5 Impact of special charges (2) 28.3 2.0 44.0 4.8 Impact of after-tax gain on sale of unconsolidated operations — — (13.4) — Adjusted net income $ 227.3 $ 213.2 $ 823.9 $ 762.7 % increase versus year-ago period 6.6% 8.0 % Earnings per share - diluted $ 0.73 $ 0.74 $ 2.80 $ 2.78 Impact of transaction and integration expenses (1) — 0.04 0.14 0.04 Impact of special charges (2) 0.11 0.01 0.16 0.01 Impact of sale unconsolidated investment — — (0.05) — Adjusted earnings per share - diluted $ 0.84 $ 0.79 $ 3.05 $ 2.83 % increase versus year-ago period 6.3% 7.8%

(1) Transaction and integration expenses include those expenses associated with our acquisitions of Cholula and FONA. These expenses include transaction expenses, integration expenses, including the effect of fair value adjustment to acquired inventories on Cost of goods sold and the impact of a discrete deferred state income tax expense item, directly related to our December 2020 acquisition of FONA. This discrete tax item had an unfavorable impact of $10.4 million or $0.04 per diluted share for the twelve months ended November 30, 2021. (2) Special charges for the three and twelve months ended November 30, 2021 include $4.7 million which is reflected in Cost of goods sold and an $11.2 million non-cash impairment charge associated with the impairment of certain intangible assets. (3) Adjusted gross profit margin is calculated as adjusted gross profit as a percent of net sales for each period presented. Adjusted operating income margin is calculated as adjusted operating income as a percent of net sales for each period presented. (4) Adjusted income tax rate is calculated as adjusted income tax expense as a percentage of income from consolidated operations before income taxes excluding transaction and integration expenses and special charges or $280.7 million and $982.2 million for the three and twelve months ended November 30, 2021, respectively and $262.9 million and $900.8 million for the three and twelve months ended November 30, 2020, respectively. Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non- GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results). Percentage changes in sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three Months Ended November 30, 2021		
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales			
Consumer segment			
Americas	12.7%	0.4%	12.3%
EMEA	(5.2)%	(0.3)%	(4.9)%
Asia/Pacific	15.5%	4.7%	10.8%
Total Consumer segment	9.8%	0.6%	9.2%
Flavor Solutions segment			
Americas	13.7%	1.0%	12.7%
EMEA	18.6%	2.4%	16.2%
Asia/Pacific	3.8%	2.6%	1.2%
Total Flavor Solutions	13.6%	1.5%	12.1%
Total net sales	11.1%	0.9%	10.2%
Adjusted operating income			
Consumer segment	13.5%	0.4%	13.1%
Flavor Solutions segment	(16.1)%	(0.6)%	(15.5)%
Total adjusted operating income	6.4%	0.1%	6.3%

	Year Ended November 30, 2021		
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
Net sales			
Consumer segment			
Americas	7.3%	0.6%	6.7%
EMEA	5.8%	4.9%	0.9%
Asia/Pacific	31.6%	8.7%	22.9%
Total Consumer segment	9.5%	2.2%	7.3%
Flavor Solutions segment			
Americas	16.6%	1.2%	15.4%
EMEA	27.3%	5.8%	21.5%
Asia/Pacific	16.9%	7.5%	9.4%
Total Flavor Solutions	18.7%	2.8%	15.9%
Total net sales	12.8%	2.4%	10.4%
Adjusted operating income			
Consumer segment	3.1%	1.8%	1.3%
Flavor Solutions segment	24.7%	2.2%	22.5%
Total adjusted operating income	8.1%	1.9%	6.2%

To present the percentage change in projected 2022 net sales, adjusted operating income and adjusted earnings per share — diluted on a constant currency basis, 2022 projected local currency net sales, adjusted operating income, and adjusted net income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at currently prevailing exchange rates and are compared to those 2022 local currency projected results, translated into U.S. dollars at the average actual exchange rates in effect during the corresponding months in fiscal year 2021 to determine what the 2022 consolidated U.S. dollar net sales, adjusted operating income and adjusted earnings per share — diluted would have been if the relevant currency exchange rates had not changed from those of the comparable 2021 periods. Projections for the Year Ending November 30, 2022 Percentage change in net sales 3% to 5% Impact of unfavorable foreign currency exchange 1 % Percentage change in net sales in constant currency 4% to 6% Percentage change in adjusted operating income 7% to 9% Impact of unfavorable foreign currency exchange 1 % Percentage change in adjusted operating income in constant currency 8% to 10% Percentage change in adjusted earnings per share 4% to 6% Impact of unfavorable foreign currency exchange 1 % Percentage change in adjusted earnings per share - diluted in constant currency 5% to 7% The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2022 and actual results for 2021: Years Ended 2022 Projection 11/30/21 Earnings per share - diluted $3.07 to $3.12 $2.80 Impact of transaction and integration expenses 0.01 0.14 Impact of special charges 0.09 0.16 Impact of sale of unconsolidated investment — (0.05) Adjusted earnings per share $3.17 to $3.22 $3.05 Live Webcast As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-Looking Information Certain information contained in this release, including statements concerning expected performance, such as those relating to net sales, gross margin, earnings, cost savings, transaction and integration expenses, special charges, acquisitions, brand marketing support, volume and product mix, income tax expense and the impact of foreign currency rates are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “believe” and “plan.” These statements may relate to: the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of COVID-19; the expected results of operations of businesses acquired by the company, including the acquisitions of Cholula and FONA; the expected impact of the inflationary cost environment, including commodity, packaging materials and transportation costs on our business, the expected impact of pricing actions on the company's results of operations and gross margins; the expected impact of factors affecting our supply chain, including transportation capacity, labor shortages, and absenteeism; the expected impact of productivity improvements, including those associated with our Comprehensive Continuous Improvement (CCI) program and global enablement initiative; expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected timing and costs of implementing our business transformation initiative, which includes the implementation of a global enterprise resource planning (ERP) system; the expected impact of accounting pronouncements; the expectations of pension and postretirement plan contributions and anticipated charges associated with those plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing; the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: the company's ability to drive revenue growth; the company's ability to increase pricing to offset, or partially offset, inflationary pressures on the cost of our products; damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; actions by, and the financial condition of, competitors and customers; the longevity of mutually beneficial relationships with our large customers; the ability to identify, interpret and react to changes in consumer preference and demand; business interruptions due to natural disasters, unexpected events or public health crisis, including COVID-19; issues affecting the company's supply chain and procurement of raw materials, including fluctuations in the cost and availability of raw and packaging materials; labor shortage, turnover and labor cost increases; government regulation, and changes in legal and regulatory requirements and enforcement practices; the lack of successful acquisition and integration of new businesses; global economic and financial conditions generally, including the on-going impact of the exit of the United Kingdom (U.K.) from the European Union, availability of financing, interest and inflation rates, and the imposition of tariffs, quotas, trade barriers and other similar restrictions; foreign currency fluctuations; the effects of increased level of debt service following the Cholula and FONA acquisitions as well as the effects that such increased debt service may have on the company's ability to borrow or the cost of any such additional borrowing, our credit rating, and our ability to react to certain economic and industry conditions; risks associated with the phase-out of LIBOR; impairments of indefinite-lived intangible assets; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber- attacks; the company's inability to successfully implement our business transformation initiative; fundamental changes in tax laws; including interpretations and assumptions we have made, and guidance that may be issued, and volatility in our effective tax rate; climate change; Environmental, Social and Governance (ESG) matters; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; and other risks described in the company's filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. About McCormick McCormick & Company, Incorporated is a global leader in flavor. As a Fortune 500 company with over $6 billion in annual sales across 160 countries and territories, we manufacture, market and distribute spices, seasoning mixes, condiments and other flavorful products to the entire food industry including e-commerce channels, grocery, food manufacturers and foodservice businesses. Our most popular brands with trademark registrations include McCormick, French’s, Frank’s RedHot, Stubb’s, OLD BAY, Lawry’s, Zatarain’s, Ducros, Vahiné, Cholula, Schwartz, Kamis, DaQiao, Club House, Aeroplane and Gourmet Garden. Every day, no matter where or what you eat or drink, you can enjoy food flavored by McCormick. Founded in 1889 and headquartered in Hunt Valley, Maryland USA, McCormick is guided by our principles and committed to our Purpose – To Stand Together for the Future of Flavor. McCormick envisions A World United by Flavor where healthy, sustainable and delicious go hand in hand. To learn more, visit www.mccormickcorporation.com or follow McCormick & Company on Twitter, Instagram and LinkedIn.

# # # For information contact: Investor Relations: Kasey Jenkins - kasey_jenkins@mccormick.com Corporate Communications: Lori Robinson - lori_robinson@mccormick.com (Financial tables follow)

Fourth Quarter Report McCormick & Company, Incorporated Consolidated Income Statement (Unaudited) (In millions except per-share data) Three months ended Year ended November 30, 2021 November 30, 2020 November 30, 2021 November 30, 2020 Net sales $ 1,730.3 $ 1,557.9 $ 6,317.9 $ 5,601.3 Cost of goods sold 1,027.4 897.2 3,823.3 3,300.9 Gross profit 702.9 660.7 2,494.6 2,300.4 Gross profit margin 40.6% 42.4% 39.5% 41.1 % Selling, general and administrative expense 398.9 370.5 1,404.1 1,281.6 Transaction and integration expenses 2.0 12.4 29.0 12.4 Special charges 25.8 2.9 46.4 6.9 Operating income 276.2 274.9 1,015.1 999.5 Interest expense 33.3 32.4 136.6 135.6 Other income, net 5.3 5.1 17.3 17.6 Income from consolidated operations before income taxes 248.2 247.6 895.8 881.5 Income tax expense 57.2 57.5 192.7 174.9 Net income from consolidated operations 191.0 190.1 703.1 706.6 Income from unconsolidated operations 6.4 10.6 52.2 40.8 Net income $ 197.4 $ 200.7 $ 755.3 $ 747.4 Earnings per share - basic $ 0.74 $ 0.75 $ 2.83 $ 2.80 Earnings per share - diluted $ 0.73 $ 0.74 $ 2.80 $ 2.78 Average shares outstanding - basic 267.4 267.0 267.3 266.5 Average shares outstanding - diluted 269.9 269.7 269.9 269.1

Fourth Quarter Report McCormick & Company, Incorporated Consolidated Balance Sheet (Unaudited) (In millions) November 30, 2021 November 30, 2020 Assets Cash and cash equivalents $ 351.7 $ 423.6 Trade accounts receivable, net 549.5 528.5 Inventories 1,182.3 1,032.6 Prepaid expenses and other current assets 112.3 98.9 Total current assets 2,195.8 2,083.6 Property, plant and equipment, net 1,140.3 1,028.4 Goodwill 5,335.8 4,986.3 Intangible assets, net 3,452.5 3,239.4 Investments and other assets 781.4 752.0 Total assets $ 12,905.8 $ 12,089.7 Liabilities Short-term borrowings and current portion of long-term debt $ 1,309.4 $ 1,150.6 Trade accounts payable 1,064.2 1,032.3 Other accrued liabilities 850.2 863.6 Total current liabilities 3,223.8 3,046.5 Long-term debt 3,973.3 3,753.8 Deferred taxes 792.3 727.2 Other long-term liabilities 490.9 622.2 Total liabilities 8,480.3 8,149.7 Shareholders’ equity Common stock 2,055.1 1,981.3 Retained earnings 2,782.4 2,415.6 Accumulated other comprehensive loss (426.5) (470.8) Total McCormick shareholders' equity 4,411.0 3,926.1 Non-controlling interests 14.5 13.9 Total shareholders’ equity 4,425.5 3,940.0 Total liabilities and shareholders’ equity $ 12,905.8 $ 12,089.7

Fourth Quarter Report McCormick & Company, Incorporated Consolidated Cash Flow Statement (Unaudited) (In millions) Twelve Months Ended November 30, 2021 November 30, 2020 Operating activities Net income $ 755.3 $ 747.4 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 186.3 165.0 Stock-based compensation 66.6 46.0 Asset impairment included in special charges 17.2 — Amortization of inventory fair value adjustments associated with acquisitions 6.3 — Loss on sale of assets 0.2 3.0 Deferred income tax expense (benefit) 36.0 (11.2) Income from unconsolidated operations (52.2) (40.8) Changes in operating assets and liabilities (net of effect of businesses acquired) Trade accounts receivable (22.6) 4.8 Inventories (153.7) (200.2) Trade accounts payable 34.9 164.2 Other assets and liabilities (81.4) 133.8 Dividends from unconsolidated affiliates 35.4 29.3 Net cash flow provided by operating activities 828.3 1,041.3 Investing activities Acquisition of business (net of cash acquired) (706.4) (803.0) Proceeds from sale of unconsolidated operations 65.4 — Capital expenditures (including software) (278.0) (225.3) Other investing activities 10.4 2.7 Net cash flow used in investing activities (908.6) (1,025.6) Financing activities Short-term borrowings, net (346.7) 286.5 Long-term debt borrowings 1,001.5 527.0 Payment of debt issuance costs (1.9) (1.1) Long-term debt repayments (257.1) (257.7) Proceeds from exercised stock options 13.5 56.6 Taxes withheld and paid on employee stock awards (15.4) (13.0) Common stock acquired by purchase (8.6) (47.3)

Dividends paid (363.3) (330.1) Net cash flow provided by financing activities 22.0 220.9 Effect of exchange rate changes on cash and cash equivalents (13.6) 31.6 (Decrease) increase in cash and cash equivalents (71.9) 268.2 Cash and cash equivalents at beginning of period 423.6 155.4 Cash and cash equivalents at end of period $ 351.7 $ 423.6